Contacts:	Stephen Forsyth	203-573-2213

Chemtura Provides Information on Guarantors of the Company’s Bonds

MIDDLEBURY, CT – February 4, 2009 – Chemtura Corporation (NYSE:CEM) in response to questions from investors, is providing details of the guarantors for each of its three outstanding series of bonds:

•	7% notes due 2009 (“2009 Notes”);

•	6.875% notes due 2016 (“2016 Notes”); and

•	6.875% notes due 2026 (“2026 Debentures”)

The 2016 Notes and the 2026 Debentures are obligations of Chemtura Corporation, the parent company.  The 2009 Notes are obligations of Great Lakes Chemical Corporation (“GLCC”), a wholly owned subsidiary of Chemtura Corporation.  Chemtura Corporation guaranteed the 2009 Notes pursuant to a supplemental indenture dated as of July 1, 2005 (Exhibit 10.5 to Chemtura's Form 8-K filed with the SEC on July 1, 2005).  This parent guaranty continues to be in effect.

The 2016 Notes were issued in April 2006 and since that time have had the benefit of subsidiary guarantees from certain of Chemtura Corporation’s domestic subsidiaries.  As more fully set forth in the Indenture governing the 2016 Notes, the subsidiary guarantors may be released from their subsidiary guaranty under specified circumstances (Exhibit 10.1 to Chemtura's 10-Q filed with the SEC on May 10, 2006).

Chemtura entered into supplemental indentures to each of the indentures governing the 2009 Notes and 2026 Debentures as of July 1, 2005 whereby certain of Chemtura Corporation’s domestic subsidiaries each provided a subsidiary guaranty to both the 2009 Notes and the 2026 Debentures.  These supplemental indentures provided that the respective subsidiary guarantees would be automatically and unconditionally released upon the repayment or redemption of Chemtura's 9⅞% Senior Notes due 2012 and Senior Floating Rate Notes due 2010.  Since there are no outstanding 9⅞% Senior Notes due 2012 or Senior Floating Rate Notes due 2010, the 2009 Notes and the 2026 Debentures are not guaranteed by any of Chemtura's subsidiaries.

Chemtura Corporation (NYSE:CEM), with 2007 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection products, and pool, spa and home care products.  Learn more about us on our Web site at www.chemtura.com